Exhibit 5.1

                         [LETTERHEAD OF HOLLAND & HART]

March 15, 2000

TrackPower, Inc.
67 Wall Street
New York, New York  10005

         RE:      Opinion Letter for TrackPower, Inc.

Ladies and Gentlemen:

         We have acted as special Wyoming counsel to TrackPower, Inc., fka American Digital Communications, Inc. (the "Company"), a Wyoming corporation, in connection with the registration of 6,067,032 shares of the Company's common stock (the "Shares") pursuant to its Form SB-2 Registration Statement filed via Edgar on February 4, 2000 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended by Amendment No. 1 filed via Edgar with the SEC (as so amended, the "Registration Statement"). Capitalized terms used herein which are not defined herein shall have the meaning given to them in the Registration Statement.

         4,380,390 of the Shares are outstanding as of the date hereof (collectively, the "Outstanding Shares"), and 1,686,642 of the Shares have not been issued as of the date hereof but are the subject of warrants to purchase shares of the Company's common stock (collectively, the "Warrants") which have been issued to certain of the Selling Shareholders as set forth in the Registration Statement (collectively, the "Shares Under Warrant").

         In connection with this opinion, we have reviewed copies of the following:

(a) The Articles of Incorporation of American Digital Communications, Inc. dated June 29, 1993 ("Articles"), filed with the Wyoming Secretary of State on June 30, 1993 and certified to us by the Secretary of the Company as being in full force and effect as of the date of this opinion, amended only by the Articles of Amendment dated September 3, 1999 and filed with the Wyoming Secretary of State on September 7, 1999, the sole purpose of which was to change the name of the Company from American Digital Communications, Inc. to TrackPower, Inc.;

(b) The Articles of Merger of Mont Rouge Resources Inc. into American Digital Communications, Inc., filed with the Wyoming Secretary of State on February 14, 1994, which established the Articles of Incorporation and the Bylaws of American Digital Communications, Inc. as the Articles and Bylaws of the Company as the surviving entity in such merger;

(c) The Bylaws of the Company ("Bylaws"), certified by the Secretary of the Company as being in full force and effect as of the date of this opinion; and

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(d) A certificate of the Secretary of the Company,  addressed to Holland & Hart, as to certain matters of fact, and all exhibits and attachments thereto (the "Company Certificate").

         For purposes of this opinion, we have assumed with your permission and without any investigation (i) the legal capacity of each natural person and the genuineness of each signature and the completeness and authenticity of each document submitted to us as an original, (ii) the conformity to the original of each document submitted to us as a copy, (iii) the authenticity of the original of each document submitted to us as a copy, (iv) that the statements contained in the Company Certificate are accurate and complete, (v) that the Company's Board of Directors has duly authorized the Company's issuance of the Shares to the Selling Shareholders as set forth in the Registration Statement, including without limitation authorization of the number and class of Shares to be issued and the consideration to be received in exchange for the issuance of the Shares, in conformity with the Wyoming Business Corporation Act (the "Act") and the Company's Articles and Bylaws, (vi) that the stock certificates evidencing the Outstanding Shares, and which will evidence the Shares Under Warrant when such Shares are issued, are each in a form which complies with the requirements of the Act and the Company's Articles and Bylaws, and (vii) that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Wyoming both at the times of the Company's issuance of the Shares to the Selling Shareholders and as of the date of this opinion.

         Based on the foregoing assumptions, and subject to the qualifications set forth below, we are of the opinion that:

                  The Outstanding Shares have been duly authorized and validly issued by the Company and are fully paid and nonassessable shares of common stock of the Company. Upon the due exercise of the Warrants, the satisfaction of all requirements thereunder, and the issuance of the Shares Under Warrant to those Selling Shareholders who hold Warrants, the Shares Under Warrant will be duly authorized and validly issued and will be fully paid and nonassessable shares of common stock of the Company.

         The opinion expressed above is subject to the following qualification and limitation: we express no opinion as to matters involving tax, securities, or antitrust laws.

         We are admitted to practice in the State of Wyoming and express no opinion and have conducted no independent review as to matters under or involving or with respect to the laws of any state or jurisdiction other than applicable laws of the State of Wyoming. Our opinions are based upon Wyoming law and case decisions as of this date and upon facts now known to us; we expressly disavow any obligations to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter.

         The opinion is provided as a legal opinion only, effective as of the date of this letter, and does not constitute an opinion as to matters of fact or as a guaranty or warranty of the matters discussed herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

         We express no opinion as to any matter other than as expressly set forth above, and no other opinion is intended to be implied nor inferred herefrom.

                                                     Very truly yours,

                                                     /s/ HOLLAND & HART